EXHIBIT 99.1

Dated the 27th day of July 2009

SHANGHAI INDUSTRIAL HOLDINGS LIMITED

(the “Vendor”)

and

SHANGHAI INDUSTRIAL FINANCIAL (HOLDINGS) COMPANY LIMITED

(the “Purchaser”)

AGREEMENT

for the sale and purchase of

of the entire issued share capital in

and shareholder’s loan to

S.I. TECHNOLOGY PRODUCTION HOLDINGS LIMITED

WOO KWAN LEE & LO

SOLICITORS & NOTARIES

26th Floor, Jardine House

1 Connaught Place

Central

Hong Kong

Ref.: KSL/JWY/APW/2009

THIS AGREEMENT is made on the 27th day of July 2009

BETWEEN:-

(1)

SHANGHAI INDUSTRIAL HOLDINGS LIMITED, a company incorporated in Hong Kong with limited liability, whose registered office is situate at 26th Floor, Harcourt House, 39 Gloucester Road, Wanchai, Hong Kong (the “Vendor”);

(2)	SHANGHAI INDUSTRIAL FINANCIAL (HOLDINGS) COMPANY LIMITED, a company incorporated in Hong Kong with limited liability, whose registered office is situate at 27th Floor, Harcourt House, 39 Gloucester Road, Wanchai, Hong Kong (the “Purchaser”).

(collectively the “Parties”, and individually a “Party”)

WHEREAS:-

(A)	S.I. Technology Production Holdings Limited (the “Company”) is a private company incorporated in the British Virgin Islands and its brief particulars are set out in Schedule 1. The Company has an authorised share capital of US$50,000 divided into 50,000 Shares (as hereinafter defined) of US$1.00 each, of which 1 Share has been issued and is fully paid up or credited as fully paid up.

(B)	The Company is the registered and beneficial owner of 1,833,269,340 ordinary shares in Semiconductor Manufacturing International Corporation (“SMIC”), a company incorporated in the Cayman Islands and the ordinary shares of par value US$0.0004 each in the capital of which are listed on the Main Board of the Stock Exchange (as hereinafter defined) and the New York Stock Exchange.

(C)	The Vendor is the sole legal and beneficial owner of the Sale Share (as hereinafter defined) and is fully entitled to repayment of the Sale Loan (as hereinafter defined) and has the right, power and authority to sell, transfer or otherwise dispose of the Sale Share and assign the Sale Loan free from any Claims and Encumbrances (each as hereinafter defined) of any nature whatsoever.

(D)	Subject to the terms and conditions of this Agreement, the Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Share and the Sale Loan.

AND NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Recitals and Schedules), unless otherwise expressed or required by the context, the following expressions shall have the respective meanings set opposite thereto:-

“Agreement”	means this Agreement for the sale and purchase of the Sale Share and the Sale Loan;

“Business Day”	means a day (other than a Saturday and Sunday) on which licensed banks are open for business in Hong Kong;

“Claim(s)”	means any claim, demand, dispute, action, suit, investigation or legal or analogous proceedings;

“Company”	has the meaning ascribed to it in Recital (A);

“Completion”	means completion of the sale and purchase of the Sale Share and the Sale Loan pursuant to and in accordance with the terms and conditions of this Agreement;

“Completion Date”	means five (5) Business Days after the date on which all the Conditions have been fulfilled (or such later date as the Parties may agree in writing in accordance with Clause 5.1) on which Completion shall take place in accordance with Clause 5;

“Conditions”	means the conditions precedent set out in Clause 2;

“Consideration”	means the aggregate consideration for the sale and purchase of the Sale Share and the Sale Loan in the amount stated in Clause 4.1;

“Encumbrance(s)”	means any option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien, counter-claim, adverse claim, assignment, hypothecation, title retention, preferential right, trust arrangement or other form of security or encumbrance or equity or restriction or third party right and including without limitation any agreement or commitment to give or create any of the above;

“HKSCC”	means Hong Kong Securities and Clearing Company Limited;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$”	means the lawful currency of Hong Kong;

“Listing Rules”	means the Rules Governing the Listing of Securities on the Stock Exchange;

“Loan Assignment Deed”	means the deed for assignment of the Sale Loan, in the form and substance set out in Schedule 3;

“Sale Loan”	means the unsecured, interest-free loan repayable on demand owing by the Company to the Vendor as at Completion;

“Sale Share”	means one (1) Share representing the entire issued share capital of the Company;

“Share(s)”	means share(s) of US$1.00 each in the Company;

“SMIC Share(s)”	means ordinary shares of par value US$0.0004 each in the capital of SMIC;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“US$”	means United States dollars; and

“Warranties”	Means the representations, warranties and/or undertakings set out in Clause 6.1 and Schedule 2.

1.2	The headings to the Clauses of this Agreement are for convenience only and shall not affect its interpretation.

1.3	References in this Agreement to Recitals, Clauses, Schedules and Appendices are references to the recitals and clauses of, and the schedules and appendices to this Agreement.

1.4	Unless the context otherwise requires:

(a)	words and expressions in the singular include the plural and vice versa;

(b)	references to a person include any public body and any body of persons, corporate or unincorporated; and

(c)	references to ordinances or enactments shall be construed as a reference to such ordinances or enactments as they may be amended or re-enacted from time to time and for the time being in force.

2.	CONDITIONS

2.1	Completion is conditional upon the following conditions being satisfied on or before:

(a)	the passing of a resolution at a special general meeting of the Vendor by its shareholders who are not prohibited from voting under the Listing Rules to approve this Agreement and the transactions contemplated hereunder; and

(b)	the Parties having obtained any and all other consents, permits, approvals, authorisations and waivers necessary or appropriate for the entering into and consummation of the transactions contemplated by this Agreement.

2.2	Each of the Parties agrees and undertakes to each other that it will use all reasonable endeavours to ensure as far as possible that the Conditions contained in Clause 2.1 are satisfied as early as practicable.

2.3	If the Conditions shall not have been fulfilled on or before 31st December 2009, this Agreement shall lapse and no Party shall have any claim against the other Party except in respect of any antecedent claim or breach.

3.	SALE AND PURCHASE OF THE SALE SHARE AND THE SALE LOAN

3.1	Upon and subject to the terms and conditions of this Agreement, the Vendor shall, as sole legal and beneficial owner, sell to the Purchaser (or its nominee(s) as it may direct) and the Purchaser (or its nominee(s) as it may direct) shall purchase from the Vendor the Sale Share with effect from the Completion Date free from all Encumbrances but together with all rights attached, accrued or accruing thereto on or after the Completion Date and together with all dividends and distributions declared made or paid or agreed to be made or paid thereon or in respect thereof on or after the Completion Date.

3.2	Upon and subject to the terms and conditions of this Agreement, the Vendor shall, as sole legal and beneficial owner, sell and assign to the Purchaser (or its nominee(s)) and the Purchaser (or its nominee(s)) shall purchase and take an assignment from the Vendor of its right, title, benefit and interest in and to the Sale Loan with effect from the Completion Date free from all Encumbrances of any kind whatsoever but together with all rights attached, accrued or accruing thereto on or after the Completion Date.

4.	CONSIDERATION

4.1	The aggregate consideration for the Sale Share and the Sale Loan shall be HK$1,099,961,604 of which HK$8 represents the consideration for the Sale Share and HK$1,099,961,596 represents the consideration for the Sale Loan.

4.2	The aggregate consideration for the sale and purchase of the Sale Share and the Sale Loan shall be satisfied in full by cash, with 70% of the Consideration (being HK$769,973,123) payable on the Completion Date (the “First Payment”) and the remaining HK$329,988,481 payable on or before the date falling six months after the First Payment (or such other later date as the Company and the Purchaser may agree in writing).

5.	COMPLETION

5.1	Subject to fulfillment of all the Conditions, Completion shall take place at the offices of the Vendor on the Completion Date, or at such other place and time as shall be mutually agreed in writing by the Vendor and the Purchaser, when the relevant business set out in this Clause 5 shall take place, provided that neither the Vendor nor the Purchaser shall be obliged to perform its relevant obligations under this Clause 5 if the other does not simultaneously perform (or has not already performed) its relevant obligations under this Clause 5 (without prejudice to any further legal remedies).

5.2	At Completion, the Vendor shall deliver or cause to be delivered to the Purchaser (unless the same shall have been delivered to the Purchaser prior to Completion):-

(a)	instrument(s) of transfer (or such person(s) as may be nominated by the Purchaser) in respect of the Sale Share duly executed by the Vendor accompanied by the relevant original certificate(s) for the Sale Share;

(b)	the Loan Assignment Deed duly executed by the Vendor and the Company;

(c)	the share certificate(s) and evidence showing the 1,833,269,340 SMIC Shares are held by the Company on its own name and/or through its nominees;

(d)	all the statutory books and records of the Company and its certificate of incorporation, common seal and other papers and documents of the Company in the Vendor’s possession.

5.3	At Completion, the Vendor shall cause a meeting of the board of directors of the Company to be held at which resolutions shall be passed to:-

(a)	approve and register the transfer of the Sale Share and enter the Purchaser (or its nominee(s) as it may direct) in the register of members of the Company as the holder of the Sale Share and issue a new certificate for the Sale Share in the name of the Purchaser (or its nominee(s) as it may direct);

(b)	approve the Loan Assignment Deed and the transactions contemplated thereunder; and

(c)	do such other things (if any) as may be necessary to give effect to the provisions in this Agreement.

5.4	The Purchaser shall deliver to the Vendor:-

(a)	a cheque or a cashier order drawn on a licensed bank in Hong Kong and made payable to the Vendor or chats transfer to the bank account of the Vendor as the Vendor may direct for the sum of HK$769,973,123;

(b)	a certified copy of the board minutes of the Purchaser approving the execution of this Agreement and the Loan Assignment Deed and the performance by the Purchaser of its obligations thereunder; and

(c)	the Loan Assignment Deed duly executed by the Purchaser.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	The Vendor hereby represents and warrants to the Purchaser that each of the Warranties is, and will on the Completion Date be true and correct in all material respects.

6.2	The Purchaser’s rights in respect of each of the Warranties shall survive Completion and continue in full force and effect notwithstanding Completion.

6.3	The Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Clause or anything in this Agreement.

6.4	No claims shall be made by the Purchaser against the Vendor for breach of the Warranties unless notice in writing thereof has been delivered to the Vendor on or before the expiry of the period of 6 months from the Completion Date in respect of such claim (specifying in reasonably sufficient detail the nature of the breach and the amount claimed in respect thereof).

6.5	The Purchaser hereby represents and warrants to the Vendor that the Purchaser has full power and capacity to enter into this Agreement and to exercise its rights and perform its obligations hereunder and this Agreement will, when executed by it, be a legal, valid and binding agreement on it and enforceable in accordance with the terms thereof.

7.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired

8.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Parties in connection with the subject-matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither party has relied on any such proposals, representations, warranties, agreements or undertakings.

9.	TIME

9.1	Time shall be of the essence of this Agreement.

9.2	No time or indulgence given by any Party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

10.	ANNOUNCEMENTS AND CONFIDENTIALITY

Subject to any applicable laws or statutory or regulatory rules or otherwise as may be required by the Stock Exchange, none of the parties hereto shall make any public announcement in relation to the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto or thereto without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed).

11.	ASSIGNMENT

This Agreement shall be binding on and shall enure for the benefit of the successors and assigns of the Parties but shall not be assigned by any Party without the prior written consent of the other Party.

12.	NOTICES AND OTHER COMMUNICATION

12.1	Except where expressly stated otherwise, any notice or communication given or made under this Agreement shall only be effective if it is in writing.

12.2	Any such notice or other communication shall be sent to a Party at its address or facsimile number and for the attention of the individual set out below Provided That a Party may change its notice details on giving notice to the other Parties of the change in accordance with this Clause 12.

The Vendor	Address	:	26th Floor, Harcourt House 39 Gloucester Road Wanchai Hong Kong

	Fax number	:	(852) 2529 5067

	Attention	:	Mr. Leung Lin Cheong

The Purchaser	Address	:	27th Floor, Harcourt House 39 Gloucester Road Wanchai Hong Kong

	Fax number	:	(852) 2866 3986

	Attention	:	Mr. Zhang Lei

12.3	Any notice given under this Agreement shall be deemed to have been duly given as follows:-

(a)	if delivered personally, on delivery;

(b)	if sent by post in a properly addressed prepaid envelope, five (5) Business Days after the date of posting (if sent overseas) or two (2) Business Days after the date of posting (if sent locally); and

(c)	if sent by facsimile, when sent provided the transmission was confirmed as sent by the originating machine.

13.	COSTS AND EXPENSES

13.1	Subject to any express provision of this Agreement to the contrary, each Party shall bear its own costs and disbursements of and incidental to the preparation, negotiation and completion of this Agreement and the sale and purchase hereby agreed to be made.

13.2	Stamp duty (if any) payable on the sale and purchase of the Sale Share or the Sale Loan shall be borne as to one half by the Purchaser and the other half by the Vendor.

14.	COUNTERPART

This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together individually or otherwise executed by all Parties will constitute one and the same document.

15.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

Signed by Zhou Jie	)
for and on behalf of	)
SHANGHAI INDUSTRIAL	)
HOLDINGS LIMITED	)
in the presence of:-)

Signed by Zhang Lei	)
for and on behalf of	)
SHANGHAI INDUSTRIAL	)
FINANCIAL (HOLDINGS))
COMPANY LIMITED	)
in the presence of:-)

Schedule 1

Particulars of the Company

S.I. Technology Production Holdings Limited

1.	Registered office	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

2.	Registered agent	:	Offshore Incorporations Limited

3.	Date of incorporation	:	12th January 2001

	BVI Company Number	:	427643

	Place of Incorporation	:	British Virgin Islands

4.	Directors	:	QIAN Shi Zheng ZHOU Jun

5.	Secretary	:	LEUNG Lin Cheong

6.	Share Capital	:	Authorised	:	US$50,000 divided into 50,000 shares of par value of US$1.00 each

			Issued	:	1 share of par value of US$1.00 each

7.	Shares held as follows	:

	Registered shareholder	Beneficial shareholder			No. of share

	Shanghai Industrial Holdings Limited	Shanghai Industrial Holdings Limited			-1-

8.	Financial Year End	:	31st December

Schedule 2

Representations and Warranties

1.	Corporate Status

(A)	The contents of the Recitals (A), (B) and (C) and Schedule 1 are true and accurate.

(B)	The Company is duly incorporated and constituted under the laws of the British Virgin Islands and is legally subsisting under such laws. No resolution, petition or order has been passed or made for the winding up of the Company and no receiver has been appointed in respect thereof or in respect of any part of its assets nor is any such resolution, petition, order or appointment imminent or likely.

2.	Shareholdings and Share Capital

(A)	The Sale Share comprises the entire issued share capital of the Company.

(B)	The Company is the legal and beneficial owner of 1,833,269,340 SMIC Shares, and apart from such SMIC Shares and certain bank balance, the Company does not own any other assets.

(C)	The Company is not under any contract, option, warrant or any other obligations or arrangements regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities.

(D)	The Vendor is the legal and beneficial owner of the Sale Share, free from all Encumbrances.

3.	Shareholder’s Loan

(A)	The Sale Loan is validly due and payable by the Company to the Vendor and is free from any Claims and Encumbrances, compromise, release, waiver or any agreement for the same.

(B)	Save and except for the Sale Loan and certain accrued expenses, the Company does not owe any loan or have any other liabilities.

Schedule 3

Loan Assignment Deed

Dated the      day of                    2009

SHANGHAI INDUSTRIAL HOLDINGS LIMITED

(as the Assignor)

and

SHANGHAI INDUSTRIAL FINANCIAL (HOLDINGS) COMPANY LIMITED

(as the Assignee)

and

S.I. TECHNOLOGY PRODUCTION HOLDINGS LIMITED

(as the Debtor)

DEED OF ASSIGNMENT

relating to the loan to

S.I. Technology Production Holdings Limited

WOO KWAN LEE & LO

SOLICITORS & NOTARIES

26th Floor, Jardine House

1 Connaught Place

Central

Hong Kong

Ref.: KSL/JY/APW/2009

THIS DEED is made on      day of              2009

GIVEN BY:

(1)	SHANGHAI INDUSTRIAL HOLDINGS LIMITED, a company incorporated in Hong Kong with limited liability, whose registered office is situate at 26th Floor, Harcourt House, 39 Gloucester Road, Wanchai, Hong Kong (the “Assignor”);

IN FAVOUR OF:

(2)	SHANGHAI INDUSTRIAL FINANCIAL (HOLDINGS) COMPANY LIMITED, a company incorporated in Hong Kong with limited liability, whose registered office is situate at 27th Floor, Harcourt House, 39 Gloucester Road, Wanchai, Hong Kong (the “Assignee”); and

WITH THE CONSENT OF:

(3)	S.I. TECHNOLOGY PRODUCTION HOLDINGS LIMITED, a company incorporated in the British Virgin Islands with limited liability, whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Debtor”).

WHEREAS:

(A)	The Debtor is as at the date hereof indebted to the Assignor in the principal amount of which is unsecured, interest-free and repayable on demand (the “Loan”).

(B)	By a sale and purchase agreement dated 27th July 2009 (the “Agreement”) entered into between, among others, the Assignor and the Assignee, the Assignor has agreed, amongst other things, to sell and assign and the Assignee has agreed to purchase and take an assignment from the Assignor the full title to, right and benefits of and interests in the Loan.

NOW THIS DEED WITNESSETH as follows:

1.	In consideration of the payment of by the Assignee to the Assignor pursuant to the Agreement and subject to fulfilment of the conditions to which completion of the Agreement is subject, the Assignor as sole legal and beneficial owner hereby assigns unto the Assignee all of its right, title, benefit and interest in and to the Loan together with all rights attached, accrued or accruing thereto as at the date hereof TO HOLD the same unto the Assignee absolutely and solely to the exclusion of the Assignor.

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2.	The Assignor hereby represents and warrants to the Assignee that:

(a)	immediately prior to the execution of this Deed and the assignment hereunder becoming effective, the Debtor is indebted to the Assignor in the full amount of the Loan, and the Loan is due, owing and payable by the Debtor to the Assignor and is still valid and subsisting and enforceable as at the date hereof and free from all or any encumbrance, compromise, release, waiver and dealing or any agreement for any of the same; and

(b)	the Assignor has not assigned or charged or otherwise encumbered its right, interest, benefit or title to the Loan in favour of any third party, and the Loan is free from all claims, encumbrances, compromises, releases, waivers and dealings or any agreement for any of the same; and

(c)	the Assignor has all the right, authority and power to enter into and perform this Deed and to assign its right, title, benefit and interest in and to the Loan in the manner set out in this Deed.

3.	The Assignor hereby covenants with the Assignee immediately on receipt to pay to the Assignee any payments or other money which may be received by the Assignor from the Debtor in respect of the Loan and until such payment to hold the same on trust for the Assignee.

4.	All payments made by the Assignor and the Assignee under this Deed shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature.

5.	The Assignor hereby undertakes to the Assignee that it will as soon as practicable after being called upon to do so by the Assignee do all such things and execute all such documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Deed and the transaction hereby contemplated.

6.	(a)	Except where expressly stated otherwise, any notice or communication given or made under this Deed shall only be effective if it is in writing.

(b)	Any such notice or other communication shall be sent to a party hereto at its address or facsimile number and for the attention of the individual set out below Provided That a party hereto may change its notice details on giving notice to the other parties of the change in accordance with this Clause 6.

the Assignor	Address	:	26th Floor, Harcourt House 39 Gloucester Road Wanchai, Hong Kong
	Fax number	:	(852) 2866 3330

	Attention	:	Mr. Leung Lin Cheong

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the Assignee	Address	:	27th Floor, Harcourt House 39 Gloucester Road Wanchai, Hong Kong
	Fax number	:	(852) 2866 3986
	Attention	:	Mr. Zhang Lei

the Debtor	Address	:	26th Floor, Harcourt House 39 Gloucester Road Wanchai, Hong Kong
	Fax number	:	(852) 2866 3330
	Attention	:	Mr. Leung Lin Cheong

(c)	Any notice given under this Deed shall be deemed to have been duly given as follows:-

(i)	if delivered personally, on delivery;

(ii)	if sent by post in a properly addressed prepaid envelope, five (5) Business Days after the date of posting (if sent overseas) or two (2) Business Days after the date of posting (if sent locally); and

(iii)	if sent by facsimile, when sent provided the transmission was confirmed as sent by the originating machine.

For the purpose of this Clause 6(c), “Business Day” means a day (other than a Saturday and Sunday) on which licensed banks are open for business in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

7.	This Deed shall be binding on and enure for the benefit of each party’s successors and permitted assigns (as the case may be), but no assignment may be made by the Debtor in respect of any of its rights or obligations in relation to the Loan without the prior written consent of the Assignee.

8.	This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties hereto irrevocably submit that the courts of Hong Kong shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Deed and for such purposes irrevocably submits to the non-exclusive jurisdiction of such courts.

9.	This Deed may be signed in any number of copies or counterparts, each of which when so signed and delivered shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

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IN WITNESS whereof this Deed has been duly executed as a deed by the parties hereto on the day and year first above written.

SEALED with the Common Seal of	)
SHANGHAI INDUSTRIAL	)
HOLDINGS LIMITED	)
and SIGNED by	)
in the presence of:	)

SEALED with the Common Seal of	)
SHANGHAI INDUSTRIAL	)
FINANCIAL (HOLDINGS))
COMPANY LIMITED	)
and SIGNED by	)
in the presence of:	)

SEALED with the Common Seal of	)
S.I. TECHNOLOGY	)
PRODUCTION HOLDINGS	)
LIMITED	)
and SIGNED by	)
in the presence of:	)

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